Exhibit 99.2

TACTILE SYSTEMS TECHNOLOGY, INC.

May 6, 2019

As a result of our adoption of Accounting Standards Update No. 2016-02, “Leases” (Topic 842), beginning with the three months ended March 31, 2019, rental revenue, cost of rental revenue and gross profit - rental revenue are presented as line items separate from sales revenue, cost of sales revenue and gross profit - sales revenue, respectively, in our consolidated financial statements.  Our adoption of ASC 842 under the modified retrospective transition approach did not require restatement of previous periods, but in order to provide comparable information regarding the components of these line items in prior periods, the following supplemental financial information details the composition of our previously-reported total revenue, total cost of revenue and gross profit results into revenue from sales and revenue from rentals, the corresponding cost of revenue for sales and rentals and the resulting gross profit for sales and rentals, respectively, in each quarter and the full year of fiscal years 2018 and 2017.

In addition, in periods prior to 2019 and as reflected in the amounts presented below, the amount of revenue associated with garments was included in sales revenue. Due to the adoption of ASC 842, garment revenue is now included in rental revenue, and as comparable prior period financial information is presented in future issuances of our financial statements, garment revenue in prior periods will be reclassified from sales to rental revenue. To aid in comparison with our go-forward reporting convention, we have also set forth below the amount of garment revenue and garment cost of revenue that will be reclassified, in future financial statement issuances, from sales revenue and cost of sales revenue to rental revenue and cost of rental revenue, respectively, for the periods presented.

Tactile Systems Technology, Inc.
Supplemental Financial Information and
Garment Revenue Reclassification
(Unaudited)

	2018
(Dollars in thousands)	Q1	Q2	Q3	Q4	Total
Revenue
Sales revenue	$23,889	$30,873	$32,969	$42,460	$130,191
Rental revenue	2,959	3,260	3,353	3,988	13,560
Total revenue	26,848	34,133	36,322	46,448	143,751
Cost of revenue
Cost of sales revenue	6,478	8,644	9,153	13,108	37,383
Cost of rental revenue	831	966	988	1,325	4,110
Total cost of revenue	7,309	9,610	10,141	14,433	41,493
Gross profit
Gross profit - sales revenue	17,411	22,229	23,816	29,352	92,808
Gross profit - rental revenue	2,128	2,294	2,365	2,663	9,450
Total gross profit	$19,539	$24,523	$26,181	$32,015	$102,258

Gross margin % - sales	73%	72%	72%	69%	71%
Gross margin % - rental	72%	70%	71%	67%	70%
Gross margin % - total	73%	72%	72%	69%	71%

Garment revenue to be reclassified	$242	$301	$447	$415	$1,405
Garment cost of revenue to be reclassified	$69	$87	$126	$132	$414

Exhibit 99.2

Tactile Systems Technology, Inc.
Supplemental Financial Information and
Garment Revenue Reclassification
(Unaudited)

	2017
(Dollars in thousands)	Q1	Q2	Q3	Q4	Total
Revenue
Sales revenue	$18,081	$23,966	$25,555	$31,568	$99,170
Rental revenue	1,769	2,298	2,728	3,318	10,113
Total revenue	19,850	26,264	28,283	34,886	109,283
Cost of revenue
Cost of sales revenue	5,075	6,372	6,772	7,922	26,141
Cost of rental revenue	549	662	756	907	2,874
Total cost of revenue	5,624	7,034	7,528	8,829	29,015
Gross profit
Gross profit - sales revenue	13,006	17,594	18,783	23,646	73,029
Gross profit - rental revenue	1,220	1,636	1,972	2,411	7,239
Total gross profit	$14,226	$19,230	$20,755	$26,057	$80,268

Gross margin % - sales	72%	73%	74%	75%	74%
Gross margin % - rental	69%	71%	72%	73%	72%
Gross margin % - total	72%	73%	73%	75%	73%

Garment revenue to be reclassified	$467	$432	$353	$275	$1,527
Garment cost of revenue to be reclassified	$127	$112	$91	$74	$404